Exhibit 10.4

PARENT GUARANTEE

TO: BNY TRUST COMPANY OF CANADA, IN ITS CAPACITY AS TRUSTEE OF STARS TRUST (the "STARS Limited Partner")

AND TO: MONTREAL TRUST COMPANY OF CANADA, IN ITS CAPACITY AS TRUSTEE OF BAY STREET FUNDING TRUST (the "Bay Street Limited Partner", and collectively with the STARS Limited Partner, the "Limited Partners")

WHEREAS the Limited Partners, Aviscar Inc. ("Avis") and Budgetcar Inc. ("Budget") have entered into a fourth amended and restated limited partnership agreement made as of the 20th day of April, 2005, as amended by amending agreements between the parties dated October 11, 2005, July 7, 2006 and December 11, 2006 (collectively, and, as further amended, supplemented, modified, restated or replaced from time to time, the "LP Agreement") relating to WTH Funding Limited Partnership (the "Partnership");

AND WHEREAS, pursuant to the LP Agreement, Avis and Budget (collectively, the "General Partners") have been appointed, and have agreed to act, as general partners of the Partnership under, and in accordance with, the LP Agreement;

AND WHEREAS 1708437 Ontario Inc. has been appointed, and has agreed to act, as a standby general partner of the Partnership under, and in accordance with, the LP Agreement;

AND WHEREAS Avis Budget Car Rental, LLC (the "Guarantor") has agreed to guarantee certain obligations of the General Partners on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Limited Partners entering into the LP Agreement and for other consideration (the receipt and sufficiency of which are acknowledged), the Guarantor agrees with each Limited Partner as follows:

1.  Definitions.

(a)  In this Guarantee:

"CCRG Undertaking" means the undertaking of Avis Budget Car Rental Canada ULC (formerly CCRC Canada ULC) dated April 20, 2005 in favour of the Limited Partners and the Partnership;

"Event of Default" shall have the meaning ascribed thereto in Section 14;

"Guarantee" means this guarantee as amended, supplemented, modified, restated or replaced from time to time;

"Guarantor Financial Statements" means the audited balance sheet of the Guarantor as at September 30, 2006 and the statements of income, retained earnings and sources and application of funds for the year ended December 31, 2005 and the unaudited balance sheet of the Guarantor as at October 31, 2006 and the statements of income, retained earnings and sources and application of funds for the three-month period ending September 30, 2005 as reported on Form 10-K and Form 10-Q, respectively, and, if applicable, Form 8-K, filed with the Securities Exchange Commission;

"Guarantor's Obligations" means all, and any part, of the guarantees, indemnities and obligations of the Guarantor to each Limited Partner under this Guarantee;

"Indemnifiable Tax" means any tax other than a tax that would not be imposed in respect of any payment under this Guarantee but for a present or former connection between the jurisdiction of the government or taxation authority imposing such tax and the relevant Limited Partner or a person related to such Limited Partner (including, without limitation, a connection arising from such Limited Partner or related person being or having been organized, present or engaged in a trade or business in such jurisdiction, but excluding a connection arising solely from such Limited Partner or related person having executed or delivered documents in respect of, performed its obligations in respect of, or received payment of, or enforced, the Servicer Obligations);

"Servicer Obligations" means the existing and future obligations of any kind of any of the General Partners to each Limited Partner under those sections of the LP Agreement listed in Schedule A annexed hereto and the obligations of Avis Budget Car Rental Canada ULC to each Limited Partner pursuant to the CCRG Undertaking, whether direct or indirect, absolute or contingent, matured or not; and

"Subsidiary" has the meaning ascribed to such term in Section 2(5) of the Canada Business Corporations Act, as amended.

(b)  Unless otherwise defined in subsection 1.1(a) (or elsewhere in this Guarantee), all capitalized terms used in this Guarantee shall have the same meanings ascribed thereto in, or incorporated by reference in, the LP Agreement.

2.  Guarantee.

Subject to the provisions hereof, the Guarantor unconditionally and irrevocably guarantees in favour of each Limited Partner the punctual performance of all of the Servicer Obligations. The Guarantor also agrees to pay all reasonable costs and expenses incurred by each Limited Partner in enforcing its rights under this Guarantee, including the reasonable fees and disbursements of counsel for such Limited Partner incurred in connection with such enforcement (for greater certainty, nothing in this Guarantee shall create or constitute (i) a monetary payment, reimbursement or financial obligation of any kind on the Guarantor unless the Guarantor fails to perform the aforementioned obligations pursuant to the terms hereof, in which case each Limited Partner shall be entitled to sue for monetary damages or (ii) an obligation of the Guarantor to perform any future obligations which any Additional General Partner may owe to the Limited Partner from time to time). If the expenses of any action, suit or proceeding in enforcing rights under this Guarantee are to be paid by the Guarantor, the Limited Partners shall conduct such action, suit or proceeding through the same legal counsel acceptable to both Limited Partners, provided that a Limited Partner may employ separate legal counsel if representation by the same legal counsel would be inappropriate due to actual or potential differing interests between the Limited Partners.

3.  Guarantee Absolute.

Subject to the provisions hereof, the liability of the Guarantor hereunder shall be absolute and unconditional irrespective of:

(a)	any amendment, release, discharge or waiver of, or any consent to departure from or any extension of time, indulgence, compromise or dealing in respect of the LP Agreement or the CCRG Undertaking;

(b)	any change in the name, objects, capital, constating documents or by-laws of a General Partner or Avis Budget Car Rental Canada ULC;

(c)	the invalidity, unenforceability, irregularity, informality or illegality, in whole or in part, of the LP Agreement or the CCRG Undertaking;

(d)	any amalgamation, merger or reorganization of a General Partner or Avis Budget Car Rental Canada ULC;

(e)	the bankruptcy, winding-up, liquidation or dissolution of a General Partner or Avis Budget Car Rental Canada ULC; or

(f)
any other circumstance whatsoever, whether similar or not to the foregoing, which might in any manner or to any extent (A) vary the risk of the Guarantor, (B) constitute a legal or equitable release or discharge of the Guarantor, or (C) otherwise diminish the liability of the Guarantor hereunder.

The Servicer Obligations are hereby guaranteed notwithstanding that it may have been in excess of the powers of a General Partner to enter into the LP Agreement or to perform its obligations thereunder or of Avis Budget Car Rental Canada ULC to enter into the CCRG Undertaking or to perform its obligations thereunder or that a General Partner or Avis Budget Car Rental Canada ULC shall be the subject of any incapacity, disability or lack or limitation of status in respect thereof. The Servicer Obligations are hereby guaranteed notwithstanding any incapacity, disability or lack or limitation of status or power of a General Partner to enter into the LP Agreement or to perform its obligations thereunder or of Avis Budget Car Rental Canada ULC to enter into the CCRG Undertaking or to perform its obligations thereunder.

4.  Dealings with a General Partner and Others.

(a)  Each Limited Partner may, without giving notice (other than any notice required to be given to the Guarantor pursuant to the LP Agreement) to or obtaining the consent of the Guarantor if no Trigger Event has occurred and each Limited Partner may upon written notice to the Guarantor if a Trigger Event has occurred and is continuing:

(i)	grant extensions of time and other indulgences;

(ii)	take and give up security interests;

(iii)	accept compositions;

(iv)	grant releases and discharges, whether full, partial, conditional or otherwise;

(v)	perfect, fail to perfect or fail to maintain the perfection of any security interests;

(vi)	release any undertaking, property or assets charged by any security interests to third parties;

(vii)	hold any monies received from a General Partner or others;

(viii)	apply such monies against such part of the Servicer Obligations and change any such application in whole or in part at any time and from time to time;

and,

(b)  each Limited Partner may upon written notice to the Guarantor:

(i)	consent to or otherwise permit any assignment of a General Partner's rights or obligations under the LP Agreement in compliance with the LP Agreement;

(ii)	assign its own rights or obligations under the LP Agreement and the CCRG Undertaking in compliance with the LP Agreement; or

(iii)	delay in taking any action or otherwise deal or fail to deal with a General Partner, Avis Budget Car Rental Canada ULC or others (including the Guarantor),

all as such Limited Partner may see fit, without prejudice to or in any way discharging or diminishing the Guarantor's Obligations, and no loss of or in respect of any other guarantees, indemnities or security interests received by such Limited Partner from any other persons in respect of the Servicer Obligations, whether occasioned through the fault of such Limited Partner or otherwise, shall in any way discharge or diminish the Guarantor's Obligations.

5.  Subrogation.

The Guarantor shall have no right to be subrogated to the rights of a Limited Partner under the LP Agreement or the CCRG Undertaking in respect of the Guarantor's performance under this Guarantee in respect of the Servicer Obligations until such time as all of the Servicer Obligations have been fully performed or satisfied. In case of the liquidation, dissolution, winding-up, insolvency or bankruptcy of a General Partner or Avis Budget Car Rental Canada ULC (whether voluntary or involuntary) or in the event that a General Partner or Avis Budget Car Rental Canada ULC shall make an arrangement or composition with its creditors, each Limited Partner shall have the right to rank in priority to the Guarantor for such Limited Partner's full claims in respect of the Guarantor's Obligations not then satisfied, and if any amount shall be paid to the Guarantor in such circumstances when all of the Guarantor's Obligations have not been paid or satisfied in full, such amounts shall be held in trust for the benefit of such Limited Partner and shall be forthwith paid to such Limited Partner on account of such unpaid Guarantor's Obligations. If the Guarantor shall perform or satisfy any or all of the Servicer Obligations and all of the Guarantor's Obligations shall have been performed or satisfied in full, each Limited Partner will, at the Guarantor's request and expense, forthwith execute and deliver to the Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Guarantor of any of such Limited Partner's rights under the LP Agreement or the CCRG Undertaking in respect of the Servicer Obligations performed or satisfied by the Guarantor. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time when all of the Guarantor's Obligations have not been paid or satisfied in full, such amounts shall be held in trust for the benefit of each Limited Partner and shall be forthwith paid to such Limited Partner on account of such unpaid Guarantor's Obligations.

6.  Continuing Guarantee.

This Guarantee is a continuing guarantee and shall apply to and secure the performance of any and all of the Servicer Obligations. This Guarantee may not be terminated or determined by the Guarantor at any time.

7.  Performance by the Guarantor.

Notwithstanding Section 3, in honouring this Guarantee, the Guarantor shall be entitled to perform or satisfy any Servicer Obligation on the same terms and conditions and subject to the same rights and limitations as would have been applicable to the carrying out of such obligations by a General Partner under the LP Agreement or by Avis Budget Car Rental Canada ULC under the CCRG Undertaking.

8.  Notice of Default.

If a General Partner or Avis Budget Car Rental Canada ULC defaults in the performance of any of the Servicer Obligations and such default is continuing, each Limited Partner is entitled to require the Guarantor to honour this Guarantee by personally performing such Servicer Obligations forthwith. A Limited Partner shall not be bound or obliged to pursue any remedy or exhaust its recourse against a General Partner or Avis Budget Car Rental Canada ULC or any other person or any securities in respect of such default before being entitled to require the Guarantor to honour this Guarantee in respect of such Servicer Obligation.

9.  Additional Guarantees.

This Guarantee is in addition and without prejudice to any guarantees or securities of any kind (including guarantees whether or not in the same form as this Guarantee) now or hereafter held by a Limited Partner in respect of the Servicer Obligations.

10.  No Waiver; Remedies.

No Limited Partner shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies under this Guarantee and no waiver shall be valid unless it is in writing and signed by each Limited Partner, and then only to the extent therein set forth. A waiver by the Limited Partners of any right or remedy under this Guarantee on any one occasion shall not be construed as a bar to any right or remedy which the Limited Partners would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of a Limited Partner any right, power or privilege under this Guarantee, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Guarantee preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided under this Guarantee are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by Applicable Law.

11.  Release and Discharge.

Once all of the Guarantor's Obligations have been performed or satisfied, this Guarantee and the rights granted in it shall cease and be null and void, and each of the Limited Partners shall, at the request and at the expense of the Guarantor, execute and deliver to the Guarantor the documents required to release and discharge this Guarantee.

12.  Representations and Warranties of the Guarantor.

The Guarantor represents and warrants to each Limited Partner on the date hereof that:

(a)
Organization. The Guarantor is a limited liability company validly existing under the laws of the State of Delaware and has the power to own or lease its property, to carry on its business as now being conducted by it and to enter into this Guarantee and to perform its obligations hereunder;

(b)
Authorization. This Guarantee has been duly authorized, executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor by each Limited Partner in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)	No Violation. The execution and delivery of this Guarantee by the Guarantor and the consummation of the transactions herein provided for will not result in the material breach or material violation of any of the provisions of, or constitute a material default under, or conflict with or cause the acceleration of any obligation of the Guarantor under (i) any Contract to which the Guarantor is a party or by which it is or its properties are bound, (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Guarantor, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Guarantor, (iv) any licence, permit, approval, consent or authorization held by the Guarantor necessary to the operation of the Guarantor's business, or (v) any Applicable Law, which breach, violation, default, conflict or acceleration could reasonably be expected to have a material adverse effect on the Guarantor;

(d)
No Litigation, Etc. Other than as disclosed in the most recent Form 10-K, Form 10-Q and, if applicable, Form 8-K, filed by the Guarantor with the Securities Exchange Commission, there are no material actions, suits, proceedings or investigations commenced or, to the knowledge of the Guarantor, contemplated or threatened against or affecting the Guarantor at law or in equity before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind, which in any case would prevent or hinder the consummation of the transactions contemplated by this Guarantee or which could reasonably be expected to have a material adverse effect on the Guarantor;

(e)
Guarantor Financial Statements. The Guarantor Financial Statements have been prepared in accordance with U.S. GAAP and present fairly and disclose in all material respects the financial condition, assets and liabilities of the Guarantor as at the respective dates of the Guarantor Financial Statements and the sales, earnings and results of operations for the Guarantor for the respective periods covered by the Guarantor Financial Statements. There has been no material adverse change in the results of operations, financial position or condition of the Guarantor since the date of the most recent balance sheet forming part of the Guarantor Financial Statements;

(f)
Compliance with Applicable Laws. The Guarantor has conducted and is conducting its business in compliance with all Applicable Laws of each jurisdiction in which any material portion of its business is carried on and has all required licences, permits, registrations and qualifications under the laws of each such jurisdiction to carry on its business, except to the extent that failure to so conduct its business or to have such licences, permits, registrations or qualifications could not reasonably be expected to have a material adverse effect on the Guarantor;

(g)
Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain a licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Guarantee the failure of which would have a material adverse effect on the Guarantor;

(h)
Solvency, Etc. The Guarantor is not insolvent and has not (i) admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due, (ii) proposed a compromise or arrangement to its creditors, (iii) had any petition for a receiving order or bankruptcy filed against it, (iv) consented to have itself declared bankrupt or wound up, (v) consented to have a receiver, liquidator or trustee appointed over any part of its assets, (vi) had any encumbrancer take possession of any of its property, (vii) had any execution or distress become enforceable or become levied upon any of its property which could reasonably be expected to have a material adverse effect on the ability of the Guarantor to carry out its obligations hereunder, or (viii) had any unsatisfied judgment outstanding against it for more than 15 days which could reasonably be expected to have a material adverse effect on the ability of the Guarantor to carry out its obligations hereunder;

(i)
Ownership of General Partners and Avis Budget Car Rental Canada ULC. The Guarantor directly or indirectly owns all of the issued and outstanding shares of each General Partner and Avis Budget Car Rental Canada ULC; and

(j)
Full Disclosure. Neither this Guarantee nor any document to be delivered by the Guarantor nor any certificate, report, statement or other document furnished by the Guarantor to the Limited Partners, the Securitization Agents or the Rating Agency in connection with the negotiation of this Guarantee contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

13.  Covenants of the Guarantor.

The Guarantor covenants and agrees with each Limited Partner that:

(a)
The Guarantor shall preserve and maintain its existence (except in the case of a merger, consolidation, dissolution or liquidation if the surviving entity assumes all of the Guarantor's obligations hereunder), rights, franchises and privileges and shall qualify and remain qualified to carry on business in each jurisdiction in which the failure to do so would have a material adverse effect on the Guarantor; provided, however, nothing in this clause shall prohibit or limit in any respect transactions in the ordinary course of business of the Guarantor or any of its Subsidiaries.

(b)	Ownership of General Partners and Avis Budget Car Rental Canada ULC. The Guarantor shall own, directly or indirectly, all of the shares of each General Partner and Avis Budget Car Rental Canada ULC.

(c)
No Defaults. The Guarantor shall promptly notify the Rating Agency and each Securitization Agent of any events of default of which it is aware under this Guarantee and any Trigger Events of which it is aware under the LP Agreement.

(d)
Guarantor Financial Statements. The Guarantor shall deliver to each Limited Partner within 60 days of the end of the first three fiscal quarters of each fiscal period of the Guarantor a copy of the unaudited income and cash flow statements and the unaudited balance sheet of the Guarantor as at and for the period then ended and, as soon as available but no later than 120 days after the end of each fiscal year of the Guarantor a copy of the audited income and cash flow statements and the audited balance sheet of the Guarantor as at and for the period then ended.

14.  Events of Default.

The occurrence or existence of any one or more of the following events or facts which is continuing (each an "Event of Default"), shall constitute an Event of Default under this Guarantee:

(a)
the failure by the Guarantor to perform or observe any Guarantor Obligation, provided that if such failure is capable of being remedied, such failure shall not constitute an Event of Default unless it remains unremedied for five Business Days after written notice from a Limited Partner;

(b)
the inaccuracy when made of a representation or warranty of the Guarantor hereunder in any material respect, provided that if such inaccuracy is capable of being remedied, then it shall not constitute an Event of Default unless it remains unremedied for ten Business Days after written notice from a Limited Partner;

(c)
the Guarantor failing to pay when due any obligation (the "underlying obligation") for a sum certain in excess of U.S.$25,000,000 and such failure continuing for three Business Days after (i) written notice to the Guarantor from the party to whom the underlying obligation is owed if there is no grace period applicable to the underlying obligation or (ii) the expiry of any grace period applicable to the underlying obligation;

(d)
the Guarantor failing generally to pay its debts as they become due or admitting its inability to do so or making a general assignment for the benefit of creditors or being adjudicated a bankrupt or insolvent or seeking the protection of Insolvency Legislation; or

(e)
proceedings being taken by a third party against the Guarantor under Insolvency Legislation or a receiver being appointed over, or execution being levied against, any material portion of the assets of the Guarantor, unless such proceedings are withdrawn or terminated with prejudice to the applicant within 60 days of having been commenced.

15.	Guarantor to Investigate Financial Condition of General Partners and Avis Budget Car Rental Canada ULC.

The Guarantor acknowledges that it has fully informed itself about the financial condition of the General Partners. The Guarantor assumes full responsibility for keeping fully informed of the financial condition of the General Partners and Avis Budget Car Rental Canada ULC and all other circumstances affecting each General Partner's or Avis Budget Car Rental Canada ULC's ability to perform the Servicer Obligations and the Guarantor's ability to perform its obligations hereunder, and agrees that no Limited Partner has a duty to report to the Guarantor any information which such Limited Partner has or receives about the financial condition of the General Partners or Avis Budget Car Rental Canada ULC or any circumstances bearing on each General Partner's or Avis Budget Car Rental Canada ULC's ability to perform the Servicer Obligations.

16.  Termination.

This Guarantee and the Guarantor's Obligations are irrevocable. The Guarantor may not determine its liability in respect of any of Servicer Obligations, including Servicer Obligations incurred in the future.

17.  Tax Indemnity.

All sums payable by the Guarantor to each Limited Partner under this Guarantee shall be made free and clear of, and without deduction for, any taxes or duties of whatsoever nature imposed, levied, collected, withheld or assessed by any authority having power to tax, unless the withholding or deduction of such taxes or duties is required by Applicable Law. If the Guarantor is so required to deduct, then it shall promptly notify the relevant Limited Partner of such requirement and pay to the relevant taxing authority the full amount required to be deducted (including the amount required to be deducted from any additional payment made pursuant to the immediately following clause) and, provided that such taxes or duties are Indemnifiable Taxes, pay such additional amount as will result in the receipt by such Limited Partner of such amounts as would have been received by it had no such taxes or duties been required to be deducted. The Guarantor will indemnify and hold harmless each Limited Partner from and against any and all claims, damages and liabilities to which such Limited Partner may become subject due to the failure of the Guarantor to deduct such taxes or duties and remit same to any relevant taxing authority. The obligations under this Section 17 shall survive the termination of this Guarantee.

18.  Notices.

Any notice, report, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made for all purposes if delivered personally or transmitted by fax to the party or to an officer of the party to whom the same is directed, addressed as follows:

(a) if to the Guarantor, addressed to it at:

Avis Budget Car Rental, LLC
6 Sylvan Way
Parsippany, N.J.
USA 07054

Attention:  Treasurer
Fax No.:   (973) 496-3560

and

Attention: Legal Department
Fax No.: (973) 496-3444

with a copy to:

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, N.J.
USA 07054

Attention:  Treasurer
Fax No.:   (973) 496-3560

(b) if to the STARS Limited Partner, addressed to it at:

STARS Trust

c/o BNY Trust Company of Canada

4 King Street West

Suite 1101

Toronto, ON M5H 1B6

Attention: George Bragg,

President and Chief Executive Officer

Fax No.: (416) 360-1711

and

Attention: Patricia Benjamin

Assistant Treasurer and Trust Officer

Fax No.: (416) 360-1711

with a copy to the STARS Securitization Agent, addressed to it at:

BMO Nesbitt Burns Inc.

1 First Canadian Place

3rd Floor Podium

Toronto, ON M5X 1H3

Attention: Executive Managing Director,
Securitization and Structured Finance
Fax No.: (416) 359-1910

(c)	if to the Bay Street Limited Partner, addressed to it at:

Bay Street Funding Trust

c/o Montreal Trust Company of Canada

100 University Avenue

11th Floor

Toronto, ON M5J 2Y1

Attention: Account Administrator

Fax No.: (416) 981-9777

with a copy to the Bay Street Securitization Agent, addressed to it at:

Scotia Capital Inc.

68th Floor, Scotia Plaza

40 King Street West

P.O. Box 4085, Station "A"

Toronto, ON M5W 2X6

Attention: Director, Securitization

Fax No.: (416) 945-4534

(d) and if to the Rating Agency, addressed to it at:

Dominion Bond Rating Service Limited

200 King Street West

Suite 1304

Sun Life Centre, West Tower

P.O. Box 34

Toronto, ON M5H 3T4

Attention: Executive Vice President - Structured Finance

Fax No.: (416) 593-8432

Any such notice that is given by personal delivery shall be deemed to have been received on the day of actual delivery thereof and any notice given by fax shall be deemed to have been received on the first Business Day after the transmittal thereof. A Limited Partner may change its address or fax number by giving written notice of such change to the Guarantor or the Guarantor may change its address or fax number by giving such notice thereof to each Limited Partner.

19.  Governing Law; Submission to Jurisdiction; Waiver of Immunities.

This Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein and shall be treated in all respects as an Ontario contract. The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any court sitting in the Province of Ontario in any action or proceeding arising out of or relating to this Guarantee and the Guarantor irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court. The Guarantor hereby irrevocably waives, to the extent permitted by Applicable Law, the forum non conveniens defence to the maintenance of any such action or proceeding. The Guarantor agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Section 19 shall affect the right of a Limited Partner to serve legal process in any other manner permitted by Applicable Law or affect its right to bring any action or proceeding against the Guarantor or its property and assets in the courts of any other jurisdiction.

20.  Further Assurances.

The Guarantor shall at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, assignments and assurances as a Limited Partner may reasonably require in order to give effect to the provisions of this Guarantee.

21.  Amendment in Writing.

This Guarantee may only be amended or supplemented by a written agreement signed by the Guarantor and each Limited Partner and agreed to in writing by the Rating Agency.

22.  Benefit and Binding Nature; Assignment.

This Guarantee shall bind the Guarantor, its successors and permitted assigns and enure to the benefit of and be enforceable by each Limited Partner and its respective successors and permitted assigns. None of the Limited Partners or the Guarantor may assign any of its rights or obligations under this Guarantee without the prior written consent of the others.

23.  Entire Agreement.

This Guarantee constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Guarantee except as specifically set forth herein. The execution of this Guarantee has not been induced by, nor does the Guarantor rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgements expressly made in this Guarantee, or the agreements and other documents to be delivered pursuant hereto.

24.  Waiver of Notice of Acceptance.

The Guarantor waives notice of acceptance of this instrument.

IN WITNESS WHEREOF the Guarantor has executed this Guarantee this 11th day of December, 2006.

AVIS BUDGET CAR RENTAL, LLC
by:	/s/ David B. Wyshner
Name: David B. Wyshner Title: Executive Vice President, Chief Financial Officer and Treasurer

SCHEDULE A

SERVICER OBLIGATIONS

2.8 Covenants of General Partners

(a)  Each General Partner shall at all times during the term of the LP Agreement be a direct or indirect wholly-owned subsidiary of, and be controlled in fact by, the Guarantor.

(b)  Each General Partner shall not, without the prior written consent of each Limited Partner and the Rating Agency, have incurred or incur any liabilities or enter into any obligations for or on behalf of the Partnership, otherwise than those arising under or contemplated by the LP Agreement, the Assignment and Assumption Agreement, any Licensee Vehicle Assignment Agreements and/or any other Contract contemplated thereby or those arising in the normal course of the business of the Partnership.

(c)  Each General Partner shall promptly notify the Rating Agency and each Securitization Agent of any defaults of which it is aware under the LP Agreement, the Assignment and Assumption Agreement, any Licensee Vehicle Assignment Agreements, this Guarantee or any Repurchase Agreement.

(d)  The General Partners shall cause the Partnership to be registered as a "vehicle dealer" under any applicable motor vehicle dealer, highway traffic or other legislation where such registration is reasonably determined by the General Partners to be necessary or desirable. Such registrations are to be made promptly and, in any event, within 90 days of the date of the LP Agreement in respect of the jurisdictions in which the Partnership carries on business as of such date, and within 60 days from the date on which the Partnership commences to carry on business in respect of any other jurisdiction.

4.1 Estimation Report

Not later than 12:00 noon (Toronto time) on each Estimation Date, the General Partners shall provide to each Limited Partner an Estimation Report containing the items set out in Section 4.1 of the LP Agreement.

4.2 Payout Report

Not later than 12:00 noon (Toronto time) on each Payout Reporting Date, the General Partners shall provide to each Limited Partner a Payout Report containing the items set out in Section 4.2 of the LP Agreement.

4.3 Settlement Report

Not later than 12:00 noon (Toronto time) on each Settlement Date, the General Partners shall provide to each Limited Partner a Settlement Report containing the items set out in Section 4.3 of the LP Agreement.

4.4 Collections of Rental Revenues

Subject to the following sentence, the General Partners shall deposit all Rental Revenues into the Rental Account as promptly as possible upon receipt, and, in any event, no later than the first Business Day following receipt. So long as no Trigger Event has occurred and is continuing, notwithstanding the foregoing sentence, the General Partners may make a single deposit of Rental Revenues into the Rental Account no later than 12:00 noon (Toronto time) on each Remittance Date. All deposits of Rental Revenues into the Rental Account shall be made in immediately available funds.

4.5 Prepayments

So long as the General Partners are entitled to remit Rental Revenues on a monthly basis, as opposed to a daily basis, pursuant to Section 4.4 of the LP Agreement, the General Partners shall deposit into the Rental Account and the Vehicle Account the respective amounts set out in Section 4.5 of the LP Agreement.

4.6 Rental Account

(a)  The General Partners shall manage for and in the name of Partnership the Rental Account. The General Partners shall deposit all Rental Revenues as received to the Rental Account in accordance with Section 4.4 of the LP Agreement. The General Partners shall deposit all Hedge Receipts as received to the Rental Account.

(b)  Subject to Section 8.5 of the LP Agreement, on each Remittance Date, the General Partners shall distribute cash from the Rental Account as set out in subsection 4.6(c) of the LP Agreement.

(c)  Notwithstanding subsection 4.6(c) of the LP Agreement, insofar as Expenses consist of VAT payable upon the purchase of Partnership Vehicles, the General Partners shall pay such Expenses directly from the VAT Account when the VAT Account is not commingled with the Rental Account or from the Rental Account when the Rental Account and the VAT Account are commingled, or may first transfer the necessary amounts from the Rental Account or the VAT Account, as the case may be, to the Vehicle Account to be remitted with the purchase of new Vehicles.

4.7 Vehicle Account

(a)  The General Partners shall manage for and in the name of Partnership, the Vehicle Account.

(b)  Subject to Section 8.5 of the LP Agreement, the General Partners shall distribute cash from the Vehicle Account as set out in subsection 4.7(b) of the LP Agreement.

4.8 VAT Account

The General Partners shall manage for and in the name of the Partnership the VAT Account. The General Partners shall deposit to the VAT Account all amounts collected by the Partnership on behalf of a governmental authority in respect of VAT as a result of the rental or sale of Vehicles by the Partnership or the provision of any other goods or services by the Partnership and any amount received by the Partnership from a governmental authority as a refund of VAT.

For greater certainty, the obligations of the General Partners to make capital contributions in the event of a shortfall as described in the Section 4.8 of the LP Agreement is not a Servicer Obligation.

4.9 Eligible Investments

Pending the distribution required or allowed in the LP Agreement, the General Partners may use funds in the Rental Account, the Vehicle Account and the VAT Account to purchase Eligible Investments for the Partnership. The General Partners agree to ensure the amounts on deposit in such account shall be available in same day funds on the Business Day immediately preceding such Remittance Date (except that any amounts used to purchase Eligible Investments issued by BMO shall be made available in same day funds on the Remittance Date).

5.2 Powers and Duties of General Partners

(a)  In managing the business and affairs of the Partnership, the General Partners shall utilize their own employees, business premises, owned or leased, and communications and computer systems and these shall not be, and shall not be held out to be, the employees, premises or systems of the Partnership.

(b)  The General Partners shall exercise their powers and discharge their duties under the LP Agreement, honestly, in good faith and in the best interest of the Partnership and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances, but subject to the foregoing shall not be liable to the Limited Partners for any act, omission or error in judgment made in good faith.

(c)  Neither the General Partners nor any Affiliate of the General Partners shall carry on any activities outside the Partnership in a manner detrimental to the interests of the Partnership, including without limitation that neither the General Partners nor any Affiliate of the General Partners shall directly or indirectly own, invest in or operate a rental car business or businesses in Canada which competes with the car rental business of the Partnership provided that the Budget General Partner may have an interest in the Budget Vancouver licensee or such other entities that each Limited Partner approves, acting reasonably.

(d)  Unless a different standard is required by the terms of the LP Agreement, the General Partners shall manage the business and affairs of the Partnership in a manner consistent with the management by the Avis General Partner of its vehicle rental business prior to June 1, 2004.

(e)  Without limiting the generality of Section 5.1 of the LP Agreement, the General Partners shall have the full power and authority to, and shall, on behalf and in the name of the Partnership:

(i)	acquire, insure and sell Vehicles;

(ii)	operate the Rental Account, the Vehicle Account and the VAT Account;

(iii)	pay the Expenses;

(iv)	commence or defend any action or proceeding in connection with the Partnership;

(v)	file on behalf of the Partnership returns required by any governmental or like authority and make all related remittances and receive all related refunds and credits;

(vi)	maintain as valid and effective all registrations, qualifications, licences and permits necessary or desirable for the Partnership in the conduct of its business; and

(vii)	do such other things as are in furtherance of or incidental to the business of the Partnership or that are provided for in the LP Agreement.

(f)  The General Partners shall take all actions required to qualify, continue and keep in good standing the Partnership as a limited partnership and to maintain the limited liability of each Limited Partner in each jurisdiction where the Partnership may carry on business or own property and to cause the Partnership to register as a "motor vehicle dealer" in those provinces of Canada where it is necessary or advisable for the Partnership to be so registered.

(g)  The General Partners shall enter into Vehicle Rental Agreements in their own names on behalf of the Partnership as undisclosed principal.

(h)  The General Partners will, (i) in the conduct of the affairs of the Partnership, put all Approved Dealers, Manufacturers and other Persons with whom the Partnership does business in its own name on notice that each Limited Partner is not liable for the obligations the Partnership, and (ii) include in all Contracts entered into in the name of the Partnership a notice or the provision to the effect that the Partnership is a limited partnership (each of which conditions may be satisfied by contracting in the name of the Partnership as a limited partnership).

(i)  The General Partners shall ensure at all times that the mix of Partnership Vehicles are as set out in subsection 5.2(i) of the LP Agreement.

(j)  In buying Vehicles for the Partnerships, other than pursuant to the Assignment and Assumption Agreement, the General Partners shall buy such Vehicles in accordance with subsection 5.2(j) of the LP Agreement.

(k)  The General Partners agree that in operating the business of the Partnership they shall at all times in all material respects comply with and perform each term, condition, representation, warranty and covenant required to be complied with or performed by the lessor under each Vehicle Rental Agreement and will not take or omit to take any action that would cause any failure by the Partnership to so comply with and perform in all material respects each such term, condition, representation, warranty and covenant required to be complied with or performed by the lessor under each Vehicle Rental Agreement.

(l)  The General Partners shall do or cause to be done all such acts and things as a reasonable and prudent operator of a Vehicle rental business would do in order to maintain, use, operate and manage the property, assets and undertaking of such business which are necessary or of advantage to the proper conduct of the business including all such acts and things referred to in subsection 5.2(l) of the LP Agreement.

(m)  The General Partners shall at their own expense maintain the Partnership Vehicles in good repair, working order and condition and, in the case of a Vehicle subject to a Repurchase Agreement, to the standard required by the relevant Repurchase Agreement.

(n)  The General Partners shall indemnify and hold harmless the Partnership against any obligation of the Partnership to reimburse a Manufacturer for any allowance or rebate paid by a Manufacturer to a General Partner in connection with the sale of Partnership Vehicles to the Partnership.

(o)  The General Partners shall at their own expense provide insurance for the business of the Partnership and for the Partnership Vehicles, as set out in subsection 5.2(o) of the LP Agreement. The General Partners shall indemnify and hold harmless the Partnership against all claims, losses and expenses within the deductible amounts under such insurance policies.

(p)  Each General Partner shall continue to self insure and maintain adequate reserves in respect of such self insurance as set out in subsection 5.2(p) of the LP Agreement.

5.3 Restrictions on Operations and Activities

The General Partners will manage and conduct all aspects of the day-to-day operations and other activities of the Partnership, subject, however, to the restrictions that are in Section 5.3 of the LP Agreement; and the Partnership's sole assets being as set out in subsection 5.3(f) of the LP Agreement.

5.4 Program Negotiation Vehicles

The General Partners shall deliver a signed copy of any letter of undertaking referred to in subsection 5.4(a) of the LP Agreement to each Securitization Agent and the Rating Agency as soon as reasonably practicable and, in any event, prior to the Partnership purchasing Program Negotiation Vehicles from the relevant Eligible Manufacturer.

5.5 Commingling of Partnership Assets

Subject to any monthly remittance of Rental Revenues pursuant to Section 4.4 of the LP Agreement, the funds and assets of the Partnership shall not be commingled with the funds or assets of any other Person (including those of the General Partners).

6.1 Books of Account

The General Partners will keep and maintain full, complete and accurate books of account and records of the business of the Partnership. The Partnership books shall be kept at the principal office from time to time of the Avis General Partner. During the existence of the Partnership and for a period of three years thereafter, such books of account and records shall be made available for inspection by each Limited Partner or by its duly authorized representatives during normal business hours at the principal office of the Avis General Partner.

6.2 Annual Report and Income Tax Information

(a)  In addition to the reports required by Article 4 of the LP Agreement, within 60 days after the end of each Fiscal Period, the General Partners shall deliver to each Limited Partner (i) an annual report in respect of such Fiscal Period prepared in accordance with and containing the items set out in paragraph 6.2(a)(i) of the LP Agreement and (ii) information concerning the amount of Taxable Income or Taxable Loss and credits and charges to capital accounts allocated to each Limited Partner and such other information as is necessary to enable such Limited Partner to file income tax returns and partnership returns with respect to such Limited Partner's income or loss from the Partnership in respect of such Fiscal Period.

(b)  Within 120 days of the end of each Fiscal Period, the General Partners shall deliver to each Limited Partner the statements referred to in subparagraphs 6.2(a)(i)(A) and (B) of the LP Agreement with the report of the Auditors thereon.

6.3 Fleet Reports

On each Settlement Date, the General Partners will make available a Fleet Report to each Limited Partner.

6.4 Financial Reports of the Partnership

The General Partners shall deliver to each Limited Partner within 60 days of the end of each of the first three fiscal quarters of each Fiscal Period a copy of the unaudited income and cash flow statements and the unaudited balance sheet of the Partnership as at and for the period then ended.

6.5 Financial Report of the General Partners and Avis Budget Car Rental Canada ULC

Each General Partner shall deliver to each Limited Partner within 60 days of the end of each of the first three fiscal quarters of each fiscal period of such General Partner a copy of the unaudited income and cash flow statements and the unaudited balance sheet of such General Partner as at and for the period then ended and, as soon as available but not later than 120 days after the end of each fiscal period of such General Partner, a copy of the unaudited income and cash flow statements and the unaudited balance sheet of such General Partner as at and for the period then ended. Each General Partner shall cause Avis Budget Car Rental Canada ULC to deliver to each Limited Partner within 60 days of the end of each of the first three fiscal quarters of each fiscal period of Avis Budget Car Rental Canada ULC a copy of the unaudited income and cash flow statements and the unaudited balance sheet of Avis Budget Car Rental

Canada ULC as at and for the period then ended and, as soon as available but not later than 120 days after the end of each fiscal period of Avis Budget Car Rental Canada ULC, a copy of the audited income and cash flow statements and the audited balance sheet of Avis Budget Car Rental Canada ULC as at and for the period then ended.

6.6 Repurchase Agreements

The General Partners shall provide to each Securitization Agent and the Rating Agency copies of all Repurchase Agreements entered into by the Partnership promptly after they have been entered into by the Partnership and, in any event, within 30 days after they have been entered into by the Partnership.

8.5 Distribution of Amounts in Accounts Upon Trigger Event

After the occurrence of a Trigger Event, the General Partners shall distribute cash from the Rental Account and from the Vehicle Account as set out in Section 8.5 of the LP Agreement.

8.9 Liquidation of the Partnership's Assets

In connection with the dissolution of the Partnership, the General Partners shall act as a receiver and liquidator of the assets of the Partnership and shall settle the accounts of the Partnership and liquidate its assets, if any.

9.1 Indemnification by the General Partners

Without limiting any other rights which the Limited Partners may have under the LP Agreement or under Applicable Law, each General Partner agrees to indemnify each Limited Partner and its respective trustees, employees, officers, directors, agents and assigns (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable legal fees and disbursements (all the foregoing being collectively referred to as "Indemnified Amounts") awarded against or reasonably incurred by any of the Indemnified Parties arising out of or as a result of (a) the liability of such Limited Partner not being limited in the manner provided in Section 2.14 of the LP Agreement (unless the liability of such Limited Partner is not so limited as a result of any act or omission of such Limited Partner) or (b) a breach or violation of those sections of the LP Agreement set out in this Schedule A by a General Partner, excluding, however, damages, losses, claims, liabilities, costs and expenses resulting from gross negligence or wilful misconduct on the part of such Limited Partner. The obligations of each General Partner in Section 9.1 of the LP Agreement shall survive any termination thereof. Without limiting the generality of the foregoing but subject to the exclusions referenced in (a) and (b), each General Partner shall indemnify the Indemnified Parties for Indemnified Amounts awarded or incurred as aforesaid relating to or resulting from:

(i)	by the General Partners pursuant thereto, which shall have been false, incorrect or inaccurate in any material respect when made;

by the General Partners pursuant thereto, which shall have been false, incorrect or inaccurate in any material respect when made;

(ii)
the failure of a General Partner to comply with any Applicable Law with respect to any Partnership Vehicle or Vehicle Rental Agreement or the non-conformity of any Vehicle Rental Agreement with any Applicable Law;

(iii)
any claim for personal injury, death, property damage or product liability which may arise by reason of, result from or be caused by, or relate to the use, operation, maintenance or ownership of, the Partnership Vehicles; and

(iv)	any material failure of a General Partner to perform its covenants or obligations set out in this Schedule A in accordance with the provisions of the LP Agreement.

9.2 Notification of Potential Liabilities

Each of the Partners will, upon learning of potential situations involving possible liability under Article 9 of the LP Agreement, promptly notify the other Partners thereof.

9.3 Litigation

At the request of a Limited Partner, each General Partner shall, at its expense, co-operate with such Limited Partner in any action, suit or proceeding brought by or against such Limited Partner relating to any of the transactions contemplated by the LP Agreement, any Partnership Vehicles or Vehicle Rental Agreements (other than an action, suit or proceeding by one Partner against another Partner). In addition, each General Partner agrees to notify each Limited Partner, at the General Partners' expense, promptly upon learning of any pending or threatened action, suit or proceeding, if the judgment or expenses of defending such action, suit or proceeding would be covered by Section 9.1 of the LP Agreement and (except for an action, suit or proceeding by one Partner against another Partner) to consult with such Limited Partner, concerning the defence and prior to settlement.

9.4 Tax Indemnity

Each General Partner agrees to defend and save the Indemnified Parties harmless from and against any and all liabilities arising out of the transactions contemplated by the LP Agreement with respect to or resulting from any delay in paying or any omission to pay any Taxes otherwise required under the LP Agreement to be paid or withheld and remitted by or on behalf of such General Partner on its own behalf, on behalf of a Limited Partner, on behalf of the Partnership or on behalf of any Vehicle rental customers. If such General Partner shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable by or on behalf of the Partnership to a Limited Partner under the LP Agreement or in connection with the execution, delivery, filing or recording of the LP Agreement and of the other documents to be delivered under the LP Agreement and the consummation of the transactions contemplated by the LP Agreement, or if a Limited Partner shall be required to pay any Taxes in respect of any sums received by the LP from the Partnership under the LP Agreement:

(a)	such General Partner shall make such deductions or withholdings; and

(b)
such General Partner shall pay forthwith the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with Applicable Law and will provide to such Limited Partner copies of such forms as are required to be provided to such authority evidencing the payment by such General Partner.

9.7 Change in Circumstances

If any of the circumstances set out in Section 9.7 of the LP Agreement occurs, the Partnership shall, from time to time upon demand by the relevant Limited Partner, pay to such Limited Partner or the applicable Affected Person, simultaneously with the payment of the Funding Discount Amount or the Bond Interest Amount, as the case may be, the amount of any such increased cost incurred, expenses or liabilities incurred, reduction in amounts received or receivable, reduction in rate of return or required payment made or to be made.